Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BANCORPSOUTH BANK

BancorpSouth Bank, a corporation incorporated and existing under the laws of the State of Mississippi (the “Corporation”), in accordance with the provisions of Section 81-5-23 and Sections 79-4-10.01 through 79-4-10.06 of the Mississippi Code Annotated, hereby adopts these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation (these “Articles of Amendment”) and hereby submits these Articles of Amendment to the Mississippi Department of Banking and Consumer Finance and the Secretary of State of the State of Mississippi for filing, to be effective as of the date of filing (the “Effective Date”).

(1)          The name of the corporation is BancorpSouth Bank.

(2)         The board of directors of the Corporation (the “Board of Directors”), in accordance with the Amended and Restated Articles of Incorporation of the Corporation and the Mississippi Business Corporation Act, as amended (the “MBCA”), authorized, adopted and approved these Articles of Amendment on November 8, 2019. These Articles of Amendment did not require the approval of the shareholders of the Corporation.

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation authorize the issuance of up to 500,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”) and expressly authorize the Board of Directors, subject to limitations prescribed by the MBCA, to provide, out of the authorized but unissued shares of the Preferred Stock, for one or more classes or series of the Preferred Stock, and, with respect to each such class or series, to establish and fix the number of shares constituting each class or series, and to establish and fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each class or series and the variations in the relative powers, rights, preferences and limitations as between or among classes or series, and to increase and to decrease the number of shares constituting each class or series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of the Preferred Stock and the designation, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such new series as provided herein.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and the MBCA, a series of the Preferred Stock, having a par value of $0.01 per share, of the Corporation be and hereby is established, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series of the Preferred Stock, are as follows:

(a)       Designation. The designation of the series of the Preferred Stock shall be “5.50% Series A Non-Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”). With respect to payment of dividends and rights upon the Corporation’s liquidation, dissolution or winding up, the Series A Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $2.50 per share (“Common Stock”), and any other class or series of the Preferred Stock that, by its terms, ranks junior to the Series A Preferred Stock, (ii) equally with all existing and future class or series of the Preferred Stock that does not by its terms rank junior or senior to the Series A Preferred Stock, and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation and any class or series of the Preferred Stock that expressly provides in the articles of amendment creating such class or series of the Preferred Stock that it ranks senior to the Series A Preferred Stock (subject to any requisite consents prior to issuance).

(b)         Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 6,900,000, which number may, from time to time, be increased (but not in excess of the total number of authorized shares of the Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors (or a duly authorized committee thereof). The Corporation may, from time to time, and without notice to, consent of or additional action by holders of shares of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock.

(c)          Definitions. As used herein with respect to Series A Preferred Stock:

(i)         “Business Day” shall mean any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by applicable law, regulation, or executive order to be closed.

(ii)          “Dividend Payment Dates” shall have the meaning set forth in Section(d)(ii) hereof.

(iii)       “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date except for the initial Dividend Period which shall be the period from, and including, the original issue date to, but excluding, the next succeeding Dividend Payment Date.

(iv)        “Junior Stock” shall mean the Common Stock and any other class or series of the Corporation’s capital stock over which the Series A Preferred Stock has preference or priority in the payment of dividends and rights on the liquidation, dissolution or winding up of the Corporation.

(v)           “Liquidation Preference” shall mean $25.00 per share of Series A Preferred Stock.

(vi)          “Nonpayment” shall have the meaning set forth in Section (g)(ii) hereof.

(vii)        “Optional Redemption” shall have the meaning set forth in Section (f)(i) hereof.

(viii)       “Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on par with the Series A Preferred Stock in the payment of dividends and rights on the liquidation, dissolution or winding up of the Corporation.

(ix)         “Preferred Stock Directors” shall have the meaning set forth in Section (g)(ii) hereof.

(x)           “Redemption Price” shall have the meaning set forth in Section (f)(iii) hereof.

(xi)         “Regulatory Capital Treatment Event” shall mean a good faith determination by the Board of Directors that, as a result of any (a) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock; (b) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock; or (c) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Deposit Insurance Corporation (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

(xii)        “Regulatory Event Redemption” shall have the meaning set forth in Section f(ii) hereof.

(xiii)       “Series A Preferred Stock” shall have the meaning set forth in Section (a) hereof.

(xiv)       “Voting Parity Stock” shall have the meaning set forth in Section (g)(ii) hereof.

(d)          Dividends.

(i)         Holders of shares of Series A Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based upon the Liquidation Preference, and no more, at a rate equal to 5.50% per annum, for each quarterly Dividend Period occurring from, and including, the original issue date of the shares of Series A Preferred Stock.

(ii)          When, as, and if declared by the Board of Directors (or a duly authorized committee thereof), the Corporation shall pay cash dividends on the shares of Series A Preferred Stock quarterly, in arrears, on February 20, May 20, August 20 and November 20 of each year (each such date, a “Dividend Payment Date”), beginning on February 20, 2020, and, when, as and if declared by the Board of Directors (or a duly authorized committee thereof). The Corporation shall pay cash dividends to the holders of record of shares of the Series A Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth (15th) calendar day before that Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee thereof) that is not more than sixty (60) nor less than ten (10) calendar days prior to such Dividend Payment Date.

(iii)         If any Dividend Payment Date is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment.

(iv)         The Corporation shall calculate dividends on the shares of Series A Preferred Stock on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(v)          Dividends on the shares of Series A Preferred Stock shall not be cumulative or mandatory. If the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the shares of Series A Preferred Stock or if the Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the holders of the shares of Series A Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends for that Dividend Period at any time, whether or not dividends on the shares of Series A Preferred Stock or any other series of the Preferred Stock or Common Stock are declared for any future Dividend Period.

(vi)        Dividends on the shares of Series A Preferred Stock shall accrue from the original issue date of the shares of Series A Preferred Stock at the dividend rate on the liquidation preference amount of $25.00 per share. If the Corporation issues additional shares of the Series A Preferred Stock, dividends on those additional shares shall accrue from the original issue date of those additional shares at the dividend rate.

(vii)        So long as any share of Series A Preferred Stock remains outstanding:

(a)           no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);

(b)           no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(c)           no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the shares of Series A Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period, unless, in each case of subsections (a), (b) and (c) immediately above, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series A Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations in subsections (a), (b) and (c) immediately above shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.

(viii)      Except as provided below, for so long as any share of Series A Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all unpaid dividends for all Dividend Periods for outstanding shares of Series A Preferred Stock. To the extent that the Corporation declares dividends on the shares of Series A Preferred Stock and on shares of any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series A Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and the unpaid dividend payments due on the shares of Series A Preferred Stock and (A) in the case of cumulative Parity Stock, the aggregate of the accrued and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.

(ix)       Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Common Stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the shares of Series A Preferred Stock shall not be entitled to participate in such dividends.

(e)          Liquidation Rights.

(i)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to holders of Common Stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of shares of Series A Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

(ii)        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the shares of Series A Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(iii)         For the purposes of this Section (e), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, shares of the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series A Preferred Stock set forth herein.

(f)          Redemption Rights.

(i)         The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Subject to the terms and conditions of this Section (f), the Corporation may redeem shares of Series A Preferred Stock, in whole or in part, at its option, on any Dividend Payment Date on or after November 20, 2024, with not less than thirty (30) calendar days’ and not more than sixty (60) calendar days’ notice (an “Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the Redemption Price. Dividends shall not accrue on those shares of Series A Preferred Stock so redeemed on and after the applicable redemption date.

(ii)          In addition, the Corporation may redeem shares of Series A Preferred Stock, in whole but not in part, at its option, for cash, at any time within ninety (90) calendar days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the Redemption Price (a “Regulatory Event Redemption”).

(iii)         The redemption price for any redemption of shares of Series A Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (A) $25.00 per share of Series A Preferred Stock, plus (B) any declared and unpaid dividends (without regard to any undeclared dividends) prior to, but excluding, the date of redemption (the “Redemption Price”).

(iv)        Any notice given as provided in this Section (f) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series A Preferred Stock designated for redemption will not affect the redemption of any other shares of Series A Preferred Stock.

Any notice provided to a holder of shares of Series A Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than thirty (30) calendar days and not more than sixty (60) calendar prior to the date of redemption specified in the notice, and shall specify (1) the redemption date, (2) the Redemption Price, (3) if fewer than all shares of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed and (4) the manner in which holders of shares of Series A Preferred Stock called for redemption may obtain payment of the Redemption Price in respect of those shares. Notwithstanding anything to the contrary in this Section (f), if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of shares of Series A Preferred Stock at such time and in any manner permitted by such facility.

(v)          If notice of redemption of any shares of Series A Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock, then from and after the redemption date such shares of Series A Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series A Preferred Stock shall cease to accrue from the redemption date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Shares of Series A Preferred Stock redeemed pursuant to this Section (f) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of the Preferred Stock and may be reissued by the Corporation at any time as shares of any series of the Preferred Stock other than as Series A Preferred Stock.

(vi)         In the event that fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors (or a duly authorized committee thereof) determines to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is listed, subject to the provisions hereof. The Board of Directors (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series A Preferred Stock may be redeemed from time to time.

(vii)        No holder of shares of Series A Preferred Stock shall have the right to require the redemption of the Series A Preferred Stock.

(g)          Voting Rights.

(i)           Holders of shares of Series A Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the MBCA.

(ii)         Whenever dividends payable on the shares of Series A Preferred Stock or any other class or series of the Preferred Stock ranking equally with the Series A Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six (6) or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series A Preferred Stock voting as a class with holders of shares of any other series of the Preferred Stock ranking equally with the Series A Preferred Stock as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two (2) additional directors of the Board of Directors on the terms set forth in this Section (g) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of shares of all series of Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series A Preferred Stock are entitled to vote as described in this Section (g), the number of members of the Board of Directors at that time shall be increased by two (2) directors, and the holders of the shares of Series A Preferred Stock shall have the right, as members of that class, to elect two (2) directors at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the aggregate voting power of the Series A Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than ninety (90) calendar days before the date fixed for the Corporation’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors include more than two (2) Preferred Stock Directors.

(iii)         The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section (g)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by the vote of the holders of the shares of Series A Preferred Stock (together with holders of any shares of Voting Parity Stock) to serve until the next annual meeting of the shareholders.

(iv)         When the Corporation has paid full dividends on the Series A Preferred Stock for the equivalent of at least four (4) Dividend Periods, following a Nonpayment, then the right of the holders of shares of Series A Preferred Stock to elect the Preferred Stock Directors set forth in this Section (g) shall cease (subject to the continued applicability of the provisions for the vesting of the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of shares of the Series A Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (g), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (together with holders of any shares of Voting Parity Stock) when they have the voting rights described in Section (g)(ii).

(v)          So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the shares of Series A Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any shares of capital stock ranking senior to the Series A Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series A Preferred Stock, amend, alter or repeal any provision of these Articles of Amendment or the Amended and Restated Articles of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series A Preferred Stock.

Notwithstanding the foregoing, (a) any increase in the amount of authorized shares of Common Stock or authorized shares of the Preferred Stock, or any increase or decrease in the number of shares of any series of the Preferred Stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series A Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such powers, preferences or special rights, (b) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series A Preferred Stock (1) remain outstanding or (2) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series A Preferred Stock shall not be deemed to affect the powers, preferences or special rights of the Series A Preferred Stock and (iii) the foregoing voting rights of the holders of Series A Preferred Stock shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of holders of shares of Series A Preferred Stock to effect the redemption.

(vi)         Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s Amended and Restated Bylaws for a special meeting of the shareholders. If the secretary of the Corporation does not call a special meeting within twenty (20) calendar days after receipt of any such request, then any holder of shares of Series A Preferred Stock may (at the Corporation’s reasonable expense) call such meeting, upon notice as provided in this Section (g)(vi) and, for that purpose, shall have access to the stock register of the Corporation.

(vii)       Except as otherwise set forth in Section (g)(vi) hereof, the rules and procedures for calling and conducting any meeting of the holders of shares of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series A Preferred Stock is listed or traded at the time.

(viii)       Each holder of shares of Series A Preferred Stock will have one (1) vote per share on any matter on which holders of shares of Series A Preferred Stock are entitled to vote.

(h)          Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(i)           No Sinking Fund. No sinking fund shall be established for the retirement or redemption of shares of Series A Preferred Stock.

(j)        No Preemptive or Subscription Rights. No holder of shares of Series A Preferred Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of capital stock of the Corporation or any other security of the Corporation that it may issue or sell.

(k)        Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the FDIC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, after receipt of written request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which it would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

(l)         Certificates. Shares of Series A Preferred Stock shall be eligible for the Direct Registration System service offered by the Depository Trust Company and may be represented in the form of uncertificated or certificated shares. Shares of Series A Preferred Stock shall be eligible for the Direct Registration System service offered by the Depository Trust Company and may be represented in the form of uncertificated or certificated shares; provided, however, that each holder of Series A Preferred Stock shall be entitled, upon request, to have a certificate for shares of Series A Preferred Stock reflecting the number of shares owned by such holder in such form as is provided under the MBCA and the Corporation’s Amended and Restated Bylaws.

(m)       Listing. The Corporation agrees that for the period of time during which the Series A Preferred Stock is outstanding, the Corporation will use its reasonable best efforts to (i) effect within thirty (30) days of issuance and delivery of the Series A Preferred Stock the listing of the Series A Preferred Stock on the New York Stock Exchange and (ii) maintain the listing of the Series A Preferred Stock on the New York Stock Exchange or another national securities exchange.

(n)          No Other Rights. The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in these Articles of Amendment, the Corporation’s Amended and Restated Articles of Incorporation or as otherwise required by applicable law, including the MBCA.

IN WITNESS WHEREOF, these Articles of Amendment have been executed and delivered on behalf of the Corporation by its duly authorized officer effective as of the Effective Date.

BANCORPSOUTH BANK

By:	/s/ James D. Rollins III
Name:	James D. Rollins III
Title:	Chairman of the Board of Directors and Chief Executive Officer

Signature Page
to Articles of Amendment to the Amended and Restated Articles of Incorporation of BancorpSouth Bank